EXHIBIT 10.2

Charming Shoppes, Inc.

Supplemental Executive Retirement Plan
Amended and Restated Effective January 1, 2005

-i-

Article 1.  Establishment, Purpose, and Duration

1.1  Establishment of the Plan. Charming Shoppes, Inc. (the “Company”), a corporation incorporated under the laws of the Commonwealth of Pennsylvania, hereby amends and restates the Charming Shoppes Supplemental Retirement Plan (the “Plan”) effective January 1, 2005. This January 1, 2005 amendment and restatement shall not affect Grandfathered Accounts (as defined below), which shall continue to be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004 (the “Effective Date”).

1.2  Purpose of the Plan. The primary purpose of the Plan is to provide supplemental retirement benefits for a select group of management and highly compensated employees, within the meaning of Section 201 of ERISA, as a means to attract and retain key talent now and in the future.

1.3  Duration of the Plan. The Plan shall commence upon approval by the Board and shall remain in effect, subject to the right of the Board of Directors of the Company to terminate the Plan at any time pursuant to Section 7.5.

Article 2.  Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below. Unless the context clearly indicates to the contrary, when the defined meaning is intended, the initial letter of the word is capitalized:

(a)
“Affiliate” means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. “Affiliate” also includes any other organization similarly related to the Company that is designated as such by the Board.

(b)	“Annual Bonus” means an amount awarded under the Company’s annual bonus plan and any special recognition bonus the Committee, in its sole discretion, declares to be an Annual Bonus.

(c)
“Beneficiary” means the person or persons selected by the Participant, on a form provided by the Committee, to receive benefits provided under the Plan that are payable after the Participant’s death, or in the absence of such selection, the Participant’s estate.

(d)	“Benefit Percentage” means the percentage, determined under Section 5.2, of Salary and Annual Bonus added each month to a Participant’s Retirement Benefit Account.

(e)
“Board of Directors” or “Board” means the Board of Directors of the Company, and shall also mean any committee of the Board of Directors which has been delegated selected by the Committee), as of the close of the first business day of each calendar quarter for which earnings are determined under Section 5.4.

(f)	“Cause” means the occurrence of any one or more of the following:
(i)
The willful and continued failure by the Eligible Executive to substantially perform his duties of employment (other than any such failure resulting from the Eligible Executive’s Disability), after a written demand for substantial performance is delivered to the Eligible Executive that specifically identifies the manner in which the Committee believes that the Eligible Executive has not substantially performed his duties, and the Eligible Executive has failed to remedy the situation within a reasonable period of time; or

(ii)
The Eligible Executive’s plea of nolo contendre to or conviction for committing an act of fraud, embezzlement, theft, or other constituting a felony involving moral turpitude (with all rights of appeal having been exhausted); or

(iii)
The willful engaging by the Eligible Executive in gross misconduct materially and demonstrably injurious to the Company, monetarily or otherwise. However, no act or failure to act on the Eligible Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Eligible Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(g)	“Change in Control” means the occurrence of an event described under Section 2.10 (“Change of Control”) of the Amended and Restated Charming Shoppes Variable Deferred Compensation Plan for Executives.

(h)
“Committee” means the Compensation Committee of the Board of Directors, or other persons delegated pursuant to Section 7.1 to assist the Committee, that will administer the Plan in accordance with Section 7.1.

(i)	“Company” means Charming Shoppes, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania or its successor or successors.

(j)	“Disability” means a mental or physical condition which qualifies a Participant for benefits under the Charming Shoppes Long-Term Disability Plan.

(k)	“Effective Date” means the effective date of the Plan as amended and restated, which is January 1, 2005.

(l)	“Eligible Executive” means an individual member of a group of select management or highly compensated employees of the Company or an Affiliate.

(m)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act thereto.

(n)
“Grandfathered Accounts” means that portion of a Participant’s Retirement Benefit Account that was earned and vested as of December 31, 2004, and shall include earnings whenever credited to such amount under the terms of the Plan. The Grandfathered Account shall be calculated in accordance with Section 409A of the Code. The Company shall maintain a separate record of Grandfathered Accounts. All Grandfathered Accounts shall be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004, as set forth on Exhibit A.

(o)
Interest Rate” means the sum of (a) three percent (3%) and (b) the “10-Year Treasury Note Yield”, published in the Wall Street Journal (or such other business publication selected by the Committee), as of the close of the first business day of each calendar quarter for which earnings are determined under Section 5.4.

(p)	“Participant” means an Eligible Executive designated and selected by the Committee for participation in the Plan in accordance with the provisions of Article 3.

(q)	“Plan” means the Charming Shoppes Supplemental Executive Retirement Plan, the plan set forth herein, as amended from time to time.

(r)	“Plan Service” means the product of one-twelfth (1/12) times the number of complete calendar months of Service a Participant has performed since February 1, 2003.

(s)	“Plan Year” means the consecutive twelve (12) month period commencing on January 1 and ending on December 31.

(t)	“Retirement Benefit” means the amount determined under Article 6 payable to a Participant or Beneficiary following the Participant’s termination of employment.

(u)	“Retirement Benefit Account” means the bookkeeping account established for the Participant as described under Article 5.

(v)	“Retirement Credits” means the amounts determined under Section 5.2 that are added to a Participant’s Retirement Benefit Account.

(w)
“Salary” means all regular, basic wages before reduction for amounts deferred pursuant to any plan of the Company, payable in cash to a Participant for services to be rendered, exclusive of any Annual Bonus, other special fees, awards or incentive compensation, imputed income, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses.

(x)
“Service” means the period of time during which an employment relationship exists between an employee and the Company or an Affiliate, including any period during which the employee is on an approved leave of absence, whether paid or unpaid.

(y)
“Vesting Percentage” means the percentage, determined under Article 4, of a Participant’s Retirement Benefit Account that the Participant is entitled to receive following termination of employment with the Company or an Affiliate.

(z)	“Year of Service” or “Years of Service” means the “years of service” credited to a Participant under the Charming Shoppes, Inc. Employees’ Retirement Savings Plan.

Article 3.  Participation

3.1  Participation. The Committee, in its sole discretion, reserves the right to select Eligible Executives to participate in the Plan.

3.2  Notification.

(a)
Eligible Executives who have been selected and approved for participation in the Plan by the Committee shall be notified in writing of their selection at least thirty (30) calendar days prior to the first Plan Year of participation, or as soon as possible thereafter. The Participant shall not have any contractual rights under the Plan until notified. A Participant’s participation in the Plan shall constitute acknowledgment that all decisions, interpretations and determinations by the Committee shall be final and binding on the Company, Affiliates, Participants, Beneficiaries and any other persons having or claiming an interest thereunder. An Eligible Employee who is hired or promoted during a Plan Year and is selected and approved by the Committee for participation in the Plan to commence during the Plan Year shall be notified in writing of his or her selection as soon as practicable thereafter, but in no event later than thirty (30) calendar days after such selection and approval.

(b)
In the event that a Participant is deemed by the Committee to be ineligible to continue participation in the Plan for any reason, such Participant shall be notified in writing of such decision and such Participant shall become an inactive Participant, retaining all the rights relating to the Retirement Benefit previously accrued, which shall continue to vest as otherwise provided herein and shall be distributed as otherwise provided under the Plan.

Article 4.  Vesting

4.1  Vesting Percentage. A Participant’s Vesting Percentage shall be measured as follows:

Actual Age + Years of Service	Vesting Percentage

Under 55	0%
55 + 10 Years of Service	50%
56 + 10 Years of Service	60%
57 + 10 Years of Service	70%
58 + 10 Years of Service	80%
59 + 10 Years of Service	90%
60 and Over + 5 Years of Service	100%

4.2  Vesting Upon Special Events. Notwithstanding the Vesting Percentage shown in the table above, a Participant’s Retirement Benefit Account will become fully vested, and the Participant’s Vesting Percentage shall equal one hundred percent (100%), upon death, Disability, a Change in Control, or termination of the Plan if the Participant is then an employee of the Company or an Affiliate.

4.3  Termination for Cause. Notwithstanding anything to the contrary hereunder, if a Participant is terminated for Cause, whether determined before or after the Participant’s actual termination date, the Participant’s Vesting Percentage shall be zero percent (0%), and the Participant shall not be entitled to any Retirement Benefit under this Plan.

Article 5.  Retirement Benefit Account

5.1  Retirement Benefit Account. The Company shall establish and maintain an individual bookkeeping account (the “Retirement Benefit Account”) in the name of each Participant. Each month a Participant’s Retirement Benefit Account shall be increased by Retirement Credits and earnings calculated for such month as determined under Section 5.2 and Section 5.4, respectively, and shall be decreased by any Retirement Benefit payment(s) occurring in such month as required under Section 5.3.

5.2  Retirement Credits. At the end of each month during a Plan Year, if the Participant is actively employed by the Company or an Affiliate, a Retirement Credit will be calculated. The Retirement Credit for any given month is equal to the Benefit Percentage determined as of the beginning of the Plan Year times the sum of: (a) any Salary and (b) any Annual Bonus paid during such month (including any Salary or Annual Bonus deferred under the Charming Shoppes Variable Deferred Compensation Plan for Executives). The Benefit Percentage as of the beginning of the Plan Year is equal to the percentage reflected in the table below and modified, as appropriate, under Section 5.2(a) and Section 5.2(b).

Sum of Age and Plan Service At Beginning of Plan Year	Benefit Percentage At Beginning of Plan Year

Under 60	8%
60-69	12%
Over 69	15%

For purposes of calculating the Benefit Percentage as of the beginning of a Plan Year, the Participant’s age and Plan Service are measured in years and complete months. For example, a Participant who is fifty-seven (57) years and five (5) months old as of the beginning of a particular Plan Year and whose Plan Service is two (2) years and seven (7) months as of the beginning of that Plan Year would have a score of sixty (60) for purposes of calculating the Benefit Percentage for that Plan Year.

(a)
For those Participants hired before February 1, 2003 who have attained age fifty (50) before February 1, 2003, the Benefit Percentages determined above will be increased by one percent (1%) for each full Year of Service performed prior to February 1, 2003 (up to a maximum increase often percent (10%)).

(b)
Furthermore, for those Participants hired before February 1, 2003, the Benefit Percentage (as modified above, if applicable) will be increased by an additional ten percent (10%) for all Plan Years beginning after the Plan Year during which the Participant attains age 55.

Therefore, the maximum Benefit Percentage used to calculate a Retirement Credit is thirty-five percent (35%).

5.3  Charges Against Account. At the end of each month, each Participant’s Retirement Benefit Account shall be charged for all Retirement Benefit payments made during such month to the Participant or to the Participant’s Beneficiary.

5.4  Earnings Calculation. At the end of each calendar month, the balance of the Participant’s Retirement Benefit Account, determined after deducting any charges against the account but before adding any Retirement Credits for the month (the “end of month” balance), shall be increased with earnings. Such earnings shall equal one-twelfth (1/12) of the product of the end of month balance times the Interest Rate.

5.5  Statements. The Committee shall furnish each Participant with a statement of the balance credited to the Participant’s Retirement Benefit Account on at least an annual basis.

Article 6.  Payment of the Retirement Benefit

6.1  Retirement Benefit. The Retirement Benefit is a lump-sum amount equal to the product of: (a) the balance in the Participant’s Retirement Benefit Account (immediately preceding the date of payment) times (b) the Participant’s Vesting Percentage determined as of the date the Participant’s termination of Service occurs. Any unvested portion of the Retirement Benefit Account shall be forfeited as of the date of the Participant’s termination of Service.

6.2  Distribution of the Retirement Benefit.

(a)
Except as otherwise required by Section 6.3(a) or Section 6.9, the vested Retirement Benefit shall be distributable to the Participant (or the Participant’s Beneficiary, if applicable) as soon as practicable (but no later than 90 days) after the Participant terminates Service with the Company.

(b)
In accordance with the election made by the Participant pursuant to Section 6.6, 6.7 or 6.8, as applicable, the Participant’s vested Retirement Benefit shall be distributed in (i) a lump sum equal to the value of the Participant’s vested Retirement Benefit as of the day preceding the date of payment, or (ii) annual installments over a period not to exceed ten (10) years. Annual installment payments shall be equal to (i) the value of such vested Retirement Benefit as of the day preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the election. The remaining annual installments shall be paid in each succeeding Plan Year on the anniversary date of the date the Participant terminated Service, in an amount equal to (i) the value of such vested Retirement Benefit as of the day preceding the date of payment divided by (ii) the number of installments remaining. Earnings shall continue to be added to the Participant’s Retirement Benefit Account as required under Section 5.4 until the vested Retirement Benefit Account is fully distributed.

(c)
Except as otherwise provided in an election made pursuant to Section 6.6, 6.7 or 6.8, or as required pursuant to paragraph (a), above, or Section 6.9, all Retirement Benefit distributions will occur or commence as soon as practicable (but no later than 90 days) after the Participant terminates Service.

6.3  Form of Payment.

(a)
In the case of a Participant whose vested Retirement Benefit (including any amounts in a Grandfathered Account and amounts credited to a Participant under the Company’s Variable Deferred Compensation Plan or any other account balance deferred compensation plan that is required to be aggregated with this Plan within the meaning of Code Section 409A) is less than $50,000 at the time of the Participant’s termination of Service, the Participant’s vested Retirement Benefit (excluding any Grandfathered account) shall be distributed in the form of a lump sum payment as soon as practicable, but not later than 90 days following the Participant’s termination of Service, except as otherwise required by Section 6.9.

(b)
In the case of a Participant whose vested Retirement Benefit (including any amounts in a Grandfathered Account and amounts credited to a Participant under the Company’s Variable Deferred Compensation Plan or any other account balance deferred compensation plan that is required to be aggregated with this Plan within the meaning of Code Section 409A) is at least $50,000 at termination of Service, the Participant’s vested Retirement Benefit (excluding any Grandfathered account shall be distributed in accordance with the Participant’s election as to the time and manner of distribution made pursuant to Section 6.6, 6.7 or 6.8 and in accordance with the options set forth in Section 6.2(b), except as otherwise required by Section 6.9. A Participant who fails to make a distribution election will receive his vested Retirement Benefit in a lump sum.

6.4  Payment to Beneficiary. In the event of a Participant’s death prior to the payment of all benefits due the Participant under Section 6.2, remaining Retirement Benefit payments otherwise due the Participant shall be paid to the Participant’s Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change, or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

6.5  Facility of Payment. If, in the Committee’s judgment, any person to whom benefits are payable hereunder is under a legal disability or unable to care for his affairs because of illness, accident, or other incapacity, any payment due may be paid to his spouse, parent, brother, sister, or any other person as the Committee may determine (unless prior claim therefore shall have been made by a duly qualified guardian, committee, or other legal representative). Any such payment shall be payment for the account of such person and shall, to the extent thereof, be a complete discharge of any liability under the Plan to such person.

6.6  Retirement Benefit Distribution Election. Within 30 days of the date notified of selection pursuant to Section 3.2, a Participant may elect, on a form and according to such terms as the Committee may determine, to have his Retirement Benefit distributed in a lump sum or in annual installments over a period not to exceed ten years as described in Section 6.2 and the date, which shall not be earlier than the Participant’s termination of Service, for distribution (or commencement thereof).

6.7  Special 2006 Elections. Notwithstanding anything in this Article 6 to the contrary, to the extent permitted under section 409A of the Code and the regulations issued thereunder, a Participant may make an election on or before December 31, 2006 as to the time and manner of payment of amounts credited to his Retirement Benefit Account on such terms as shall be determined by the Committee, provided that a Participant shall not be permitted in calendar year 2006 to (a) change payment elections in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2006 or (b) cause payments to be made in 2006 pursuant to the special 2006 election.

6.8  Special Second Election Rules. To the extent permitted under section 409A of the Code and the regulations issued thereunder, a Participant may change the timing and/or method previously selected for distribution of his Retirement Benefit Account at any time by submitting a new distribution election form to the Committee. However, a change in time or manner of any distribution shall be effective only if: (a) the Committee receives the new distribution election form at least 12 full months before distributions under the Plan related to that change commence, (b) the new distribution election is not effective for a period of 12-months from the date made, (c) the first payment with respect to which the new election is made is deferred for a period of five years from the date such payment otherwise would have been made, and (d) the new election does not result in an impermissible acceleration of payment as described in section 409A of the Code and the regulations thereunder.

6.9  Special Rule for Key Employees.

(a)
Notwithstanding any provision of the Plan to the contrary, if a Participant who is a Key Employee (as defined below) becomes entitled to receive a distribution on account of separation from Service, the distribution may not be made earlier than six months following the date of the Participant’s separation from Service, if required by section 409A of the Code and the regulations thereunder. If distributions are delayed pursuant to section 409A of the Code, the accumulated amounts withheld on account of section 409A shall be paid on the first business day after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the Participant’s Beneficiary on or around 90 days after the date of the Participant’s death.

(b)
The term “Key Employee” means (i) an officer of the Company or its Affiliates having annual compensation greater than $130,000 (adjusted for inflation as described in section 416(i) of the Code), (ii) a five percent owner of the Company and its Affiliates, or (iii) a one percent owner of the Company and its Affiliates who has annual compensation from the Company and its Affiliates greater than $150,000, as determined by the Committee in accordance with section 409A of the Code. The number of officers who are considered Key Employees shall be limited to 50 employees as described in section 416(i) of the Code. The Committee shall determine the Key Employees each year in accordance with section 416(i) of the Code, the “specified employee” requirements of section 409A of the Code, and applicable regulations. Key employees shall be identified as of December 31 of each year with respect to the 12-month period beginning on the next following April 1.

(c)
The terms of this Plan as amended and restated effective January 1, 2005, including this Section 6.9, shall not apply to Grandfathered Accounts, which shall continue to be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004.

Article 7.  Administration

7.1  Committee. The Committee shall administer the Plan and it shall have the full power, discretion, and authority to interpret and administer the Plan in a manner that is consistent with the Plan’s provisions. The Committee shall have the authority to delegate administrative duties to officers, employees, or directors of the Company. Each Participant by participating in the Plan, agrees to accept the terms of the Plan and the authority and discretion of the Committee as set forth in the Plan.

7.2  Powers and Duties of the Committee. The Committee shall carry out the duties assigned to it under the Plan and shall administer the Plan in accordance with its terms. The Committee shall have all powers as may be necessary to carry out its duties under the Plan, including, but not by way of limitation, the following: (a) to construe and interpret the provisions of the Plan; (b) to decide any disputes which may arise under the Plan; (c) to decide all questions that shall arise under the Plan, including questions as to the eligibility to become Participants, and the amount, manner, and time of payment of any benefits under the Plan; (d) to employ or appoint legal counsel, accountants, actuaries, consultants, or any person to assist in the administration of the Plan and any other agents it deems advisable. The Committee shall also have the power to allocate and delegate responsibilities. The Committee shall have the power and authority to direct the investment of a trust fund created pursuant to Section 8.3, and in connection with such power, may delegate in writing authority to manage assets of the trust fund to one or more investment managers. The Committee may adopt from time to time written investment policies and guidelines which shall govern the manner in which the assets of such trust fund are to be invested, which policies and guidelines shall be followed by the investment managers.

7.3  Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Board; provided, however, that no such amendment, suspension, discontinuance, or termination shall reduce or in any manner adversely affect the rights of any Participant or Beneficiary with respect to benefits that are payable or would become payable under the terms of the Plan assuming there had not been such amendment, suspension, discontinuance or termination, and assuming a Retirement Credit of zero for all months following such amendment, suspension, discontinuance or termination.

7.4  Merger or Consolidation of Plan. In the event of any merger or consolidation of the Plan with another retirement or pension plan, provision shall be made so that each Participant in the Plan as of the date of such merger or consolidation will receive a benefit after the merger or consolidation which is actuarially equivalent to or greater than the benefit he would have been entitled to receive immediately prior to the merger or consolidation if the Plan had then terminated.

7.5  Payment Upon Plan Termination. In the event of termination of the Plan pursuant to Section 7.3, the vested amount credited to the Retirement Benefit Account of each Participant, determined in accordance with Section 4.2, shall be paid to the Participant in accordance with Article 6 of the Plan or in a lump sum payment, consistent with section 409A of the Code. Notwithstanding anything in the Plan to the contrary, if a Change in Control that constitutes a “change in control” event within the meaning of Code section 409A occurs, the Plan shall terminate as of the date of the Change in Control and the Retirement Benefit of each Participant shall be distributed in a lump sum payment as soon as practicable thereafter, but no later than 90 days after such termination consistent with section 409A.

7.6  Indemnification. The Company shall indemnify each member of the Committee, and the directors, officers, and employees of the Company involved in the operation and administration of the Plan against any and all claims, losses, damages, expenses, and liabilities arising from any action or failure to act, except when the same is determined by the Board of Directors to be due to gross negligence or willful misconduct of such member.

7.7  Claims Procedure. A Participant or Beneficiary shall have the right to file a claim, inquire if he has any right to benefits and the amounts thereof; or appeal the denial of a claim.

(a)
Initial Claim. A claim will be considered as having been filed when a written communication is made by the Participant, Beneficiary, or his or her authorized representative to the attention of the Committee (the “claimant”). The Committee shall notify the claimant in writing within ninety (90) days after receipt of the claim if the claim is wholly or partially denied. If an extension of time beyond the initial ninety (90) day period for processing the claim is required, written notice of the extension shall be provided to the claimant prior to the expiration of the initial ninety (90) day period. In no event shall the period, as extended, exceed one hundred eighty (180) days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision.

(b)	Content of Denial. Notice of a wholly or partially denied claim for benefits will be in writing, in a manner calculated to be understood by the claimant, and shall include:

(i)	The specific reason or reasons for denial;

(ii)	Specific reference to the Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(iv)
An explanation of the Plan’s claim appeal procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(c)
Right to Appeal. If a claim is wholly or partially denied, the claimant may file a written appeal requesting the Committee to conduct a full and fair review of his or her claim. For purposes of this review, the Committee may appoint an individual or committee (other than the individual or committee that heard the initial claim) to act on its behalf. An appeal must be made in writing no more than sixty (60) days after the claimant receives written notice of the denial. The claimant may submit written comments, documents, records, and other information relating to the claim for benefits, and may access and copy (free of charge) all documents, records, and other information relevant to the claimant’s claim. The Committee shall take into account all comments, documents, records, and other information submitted by the claimant in reviewing the claim, without regard to whether such information was submitted in the initial determination.

(d)
Notice of Appeal Determination. The decision of the Committee regarding the appeal shall be given to the claimant in writing no later than sixty (60) days following receipt of the appeal. However, if the Committee, in its sole discretion, grants a hearing, or there are special circumstances involved, the decision will be given no later than one hundred twenty (120) days after receiving the appeal. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. In the case of an adverse benefit determination, the Committee’s decision shall include:

(i)	The specific reason or reasons for denial;

(ii)	Specific reference to the Plan provisions on which the denial is based;

(iii)	A statement that the claimant is entitled to access and copy (free of charge) all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.

(e)
Exhaustion of Administrative Remedy. Notwithstanding any provision in the Plan to the contrary, no employee or Participant may bring any legal or administrative claim or cause of action against the Plan, the Committee, or the Company in court or any other venue until the employee or Participant has exhausted its administrative remedies under this Section 7.7.

(f)
Suspension of Payment. If the Committee is in doubt concerning the entitlement of any person to any payment claimed under the Plan, the Company may suspend payment until satisfied as to the person’s entitlement to the payment. Notwithstanding the foregoing, no Participant or Beneficiary may bring a claim for Plan benefits to arbitration, court, or through any other legal action or process until the administrative claims process of this Section 7.7 has been exhausted.

Article 8.  Miscellaneous

8.1  Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide supplemental pension benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Committee may terminate the Plan, subject to Article 7 herein, for any or all Participants, in order to achieve and maintain this intended result.

8.2  Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest, or claims in any property or assets of the Company or its Affiliates, nor shall they be Beneficiaries of; or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company or its Affiliates. Except as provided under Section 8.3, such policies, annuity contracts, or other assets of the Company or its Affiliates shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and policies, and those of its Affiliates, shall be, and remain, the general, unpledged, unrestricted assets of the Company or of its Affiliates as the case may be. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

8.3  Authorization for Trust. The Company may, but shall not be required to, establish one (1) or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any amounts payable under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such amounts shall remain the obligation of, and shall be paid by, the Company.

8.4  Costs of the Plan. All costs of implementing and administering the Plan, and all costs incurred in providing the benefits described herein, shall be borne by the Company.

8.5  Tax Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

8.6  Nontransferability. Except as provided under a court-approved divorce agreement, the interest of an individual or an entity to a benefit under the Plan shall not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such individual or entity, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

8.7  Successors. All obligations of the Company under the Plan shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.8  Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.9  Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of laws.

8.10  No Enlargement of Rights. The Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute an employment contract between the Company and any Participant, or to be consideration for, or an inducement to, or condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give any Participant employment rights with the Company or to interfere with the right of the Company to discharge any Participant at any time regardless of the effect such discharge shall have upon him as a Participant of the Plan. No Participant shall have any right to a Retirement Benefit, except to the extent provided in the Plan.

8.11  Gender and Number. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or Section. Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

8.12  Notice of Address. Each person entitled to benefits under the Plan must file with the Committee, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest post office address as filed with the Committee will be binding upon such person for all purposes of the Plan, and neither the trustee nor the Company shall be obliged to search for or ascertain the whereabouts of any such person. In addition, any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company’s human resources department, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

8.13  Headings and Captions. Headings and captions are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

8.14  Section 409A of the Code. The Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall be maintained and administrated in accordance with section 409A of the Code to the extent section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by section 409A of the Code.

Exhibit A

[Supplemental Executive Retirement Plan

Effective February 1, 2003]